Exhibit 4(i i)

DEBENTURE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT") AND THIS DEBENTURE MAY ONLY BE OFFERED OR SOLD PURSUANT TO REGISTRATION UNDER, OR AN EXEMPTION FROM, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.

April 30, 2008     US $3,000,000

GREEN ENDEAVORS, LTD.

8% SERIES A SENIOR SUBORDINATED CONVERTIBLE REDEEMABLE DEBENTURE DUE April 30, 2018

     THIS DEBENTURE of Green Endeavors, Ltd., a corporation duly organized and existing under the laws of Delaware (“Company”), designated as its 8% Series A Senior Subordinated Convertible Redeemable Debenture Due April 30, 2018, in an aggregate principal face amount of Three Million Dollars (U.S. $3,000,000), which Debenture is being delivered at 100% of the face amount of such Debenture.

     FOR VALUE RECEIVED, the Company promises to pay to Diversified Holdings I, Inc., (“DHI”) the registered holder hereof and his authorized successors and permitted assigns ("Holder"), the aggregate principal face sum of Three Million Dollars (U.S. $3,000,000) on or before April 30, 2018 ("Maturity Date"), and to pay interest on the principal sum outstanding, at the rate of 8% per annum commencing December 30, 2008 and due in full at the Maturity Date pursuant to paragraph 4(b) herein. Accrual of the outstanding principal sum has been made or duly provided for. The interest so payable will be paid to DHI or any other person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture; provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of this Debenture. The principal of, and interest on, this Debenture are payable at the address last provided to the Company by the Holder hereof and as designated in writing by the Holder hereof from time to time. The Company will pay the outstanding principal due upon this Debenture before or on the Maturity Date, less any amounts required by law to be deducted or withheld, to the Holder of this Debenture by check if paid more than 10 days prior to the Maturity Date or by wire transfer and addressed to such Holder at the last address appearing on the Debenture Register. The forwarding of such check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge the liability for principal on this Debenture to the extent of the sum represented by such check or wire transfer. Interest and principal may be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein.

     This Debenture is subject to the following additional provisions:

Exhibit 4(i i)

     1.      The Debentures are issuable in denominations of Ten Thousand Dollars (US$10,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of debentures of different authorized denominations, as requested by the Holders surrendering the same, but not less than U.S. $10,000. No service charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

     2.     The Company shall be entitled to withhold from all payments any amounts required to be withheld under the applicable laws.

     3.     This Debenture may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("Act") and applicable state securities laws. Prior to due presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Debenture, electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Debenture, are also required to give the Company written confirmation that the Debenture is being converted ("Notice of Conversion") in the form annexed hereto as Exhibit A.

     4.     (a)     The Holder of this Debenture is entitled, at its option, at any time following execution of this Agreement and delivery of the Debenture hereof, to convert all or any amount over $10,000 of the principal face amount of this Debenture then outstanding into shares of Common Stock, $0.001 par value per share, of the Company (“Common Stock”), at a conversion price ("Conversion Price") for each share of Common Stock equal to 95% of the average closing bid price of the Common Stock as reported on the National Association of Securities Dealers Electronic Bulletin Board ("OTC Bulletin Board "), or other exchange upon which the shares of the Company may be trading at the time of conversion, including on the “Pink Sheets”, for the three (3) trading days immediately preceding the date of receipt by the Company of a Notice of Conversion ("Conversion Shares"). If the number of resultant Conversion Shares would as a matter of law or pursuant to regulatory authority require the Company to seek shareholder approval of such issuance, the Company shall, as soon as practicable, take the necessary steps to seek such approval. Such conversion shall be effectuated, by the Company delivering the Conversion Shares to the Holder within 5 business days of receipt by the Company of the Notice of Conversion. Once the Holder has received such Conversion Shares, the Holder shall surrender the Debentures to be converted to the Company, executed by the Holder of this Debenture evidencing such Holder's intention to convert this Debenture or a specified portion hereof, and accompanied by proper assignment hereof in blank. Accrued but unpaid interest shall be subject to conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share.

          (b)     Interest at the rate of 8% per annum shall be paid, at Holder’s option, either in cash or by issuing Common Stock of the Company on the same basis as set for conversion in subparagraph (a) immediately above until payment in full has been received by the Holder.

Exhibit 4(i i)

          (c)     At any time after one year the Company shall have the option to pay to the Holder 108% of the principal amount of the Debenture, in full, to the extent conversion has not occurred pursuant to paragraph 4(a) herein, or pay upon maturity if the Debenture is not converted. The Company shall give the Holder five (5) days written notice and the Holder during such five days shall have the option to convert the Debenture or any part thereof into shares of Common Stock at the Conversion Price set forth in paragraph 4(a) of this Debenture.

     5.     No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the outstanding principal of, and interest on, this Debenture at the time, place, and rate, and in the form, herein prescribed.

     6.     The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder.

     7.     The Company agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due under this Debenture.

     8.     If one or more of the following described "Events of Default" shall occur and continue for 30 days, unless a different time frame is noted below:

(a)     The Company shall default in the payment of principal or interest on this Debenture; or

(b)     Any of the representations or warranties made by the Company herein, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture shall be false or misleading in any material respect at the time made; or

(c)     The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of ten (10) days after notice from the Holder of such failure; or

(d)     The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(e)     A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

Exhibit 4(i i)

(f)     Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

(g)     Any money judgment, writ or warrant of attachment, or similar process, in excess of One Million ($1,000,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(h)     Bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted voluntarily by or involuntarily against the Company; or

(i)     The Company shall have trading in the Common Stock suspended for more than 10 consecutive days; or

(j)     The Company shall not deliver to the Buyer the Common Stock pursuant to paragraph 4 herein within 5 business days.

Then, or at anytime thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

     9.     This Debenture represents a prioritized obligation of the Company. However, no recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     10.     In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

     11.     This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

Exhibit 4(i i)

     12. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

     13. In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof.

     14.     This Debenture shall be governed by and construed in accordance with the laws of Utah applicable to contracts made and wholly to be performed within the State of Utah and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Utah. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

     15. Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. Where time is extended by virtue of the provisions of this Debenture, such extended time shall not be included in the computation of interest. A “business day” shall mean a day on which banks are not required or allowed to be closed.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duty executed by an officer thereunto duly authorized.

Dated:     April 30, 2008
                                   Green Endeavors, Ltd.

                                   By: /s/ Richard Surber .
                                   Name: Richard Surber
                                   Title: President

Exhibit 4(i i)

Exhibit A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Debenture.)

     The undersigned hereby irrevocably elects, as of , 20 to convert $ of the Debentures into Shares of Common Stock (the “Shares”) of Green Endeavors, Ltd., or its successors (the “Company”) according to the conditions set forth in the Debenture dated April 30, 2008.

Date of Conversion

Applicable Conversion Price

Number of Shares Issuable upon this conversion

Signature .

[Print Name] .

Address .

.

Phone Fax .